Exhibit 16.1

December 7, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Greatmat Technology Corporation which was provided to us on December 7, 2012, which we understand will be filed with the Commission, pursuant to Item 4.01 of the Form 8-K report, as part of the Company’s Form 8-K report. We agree with the statements concerning our Firm in such Form 8-K. Our firm did not issue report on the financial statements prepared by this Company.

Sincerely,

Holtz Rubenstein Reminick LLP

Certified Public Accountants